Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

BETWEEN

R. G. BARRY CORPORATION

AND

DENNIS ECKOLS

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made to be effective as of December 16, 2013 by and between Dennis Eckols (the “Executive”) and R. G. Barry Corporation, an Ohio corporation (the “Corporation”).

BACKGROUND

In order to induce the Executive to remain in the employ of the Corporation, the Corporation wishes to provide the Executive with certain severance benefits in the event his employment with the Corporation terminates subsequent to a Change in Control of the Corporation (as defined below) under the circumstances described herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings unless otherwise expressly provided in this Agreement:

(i) Affiliate. An “Affiliate,” when used in reference to the Corporation, means any entity controlling, controlled by or under common control with the Corporation or their respective successors or assigns.

(ii) Change in Control. A “Change in Control” shall be deemed to have occurred if (A) any “person” (as that term is used in §13(d) and §14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any “group” as such term is used in Section 13(d)(3) of the Exchange Act (an “Acquiring Person”)), shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder) of shares of the outstanding stock of any class or classes of the Corporation which results in such person or group possessing more than 50.1% of the total voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation (a “Control Acquisition”); or (B) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Corporation immediately before the completion of the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

(iii) Disability. The Executive’s employment shall be deemed to have been terminated for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties with the Corporation on a full-time basis for the entire period of four consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such four-month period) the Executive shall not have returned to the full-time performance of his or her duties.

(iv) Effective Period. The “Effective Period” means the 24-month period following any Change in Control (even if such 24-month period shall extend beyond the term of this Agreement or any extension hereof).

(v) Termination for Cause. The Corporation shall have “Cause” to terminate the Executive’s employment hereunder upon (A) the willful and continued refusal by the Executive to substantially perform his or her duties with the Corporation (other than any such refusal resulting from his or her incapacity due to a Disability), (B) failure of the Executive to comply with any applicable law or regulation affecting the Corporation’s business, (C) the commission by the Executive of an act of fraud upon or an act evidencing bad faith or dishonesty toward the Corporation, (D) conviction of the Executive of any felony or misdemeanor involving moral turpitude, (E) the misappropriation by the Executive of any funds, property, or rights of the Corporation, or (F) the Executive’s breach of any of the provisions of this Agreement.

(vi) Termination For Good Reason. “Good Reason” shall mean, unless the Executive shall have consented in writing thereto, termination by the Executive of his employment because of any of the following:

(A) a reduction in the Executive’s title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the Change in Control or as the same may be increased after the Change in Control;

(B) the assignment to the Executive of duties inconsistent with the Executive’s office on the date of the Change in Control or as the same may be increased after the Change in Control;

(C) a reduction by the Corporation in the Executive’s base salary as in effect immediately prior to the Change in Control or as the same may be increased after the Change in Control or a reduction by the Corporation after a Change in Control in the Executive’s total compensation (including bonus) so that the Executive’s total cash compensation in a given calendar year is less than 90% of the Executive’s total compensation for the prior calendar year;

(D) a requirement that the Executive relocate anywhere not mutually acceptable to the Executive and the Corporation or the imposition on the Executive of business travel obligations substantially greater than his or her business travel obligations during the year prior to the Change in Control;

(E) the relocation of the Corporation’s principal executive offices to a location outside the greater Columbus, Ohio area;

(F) the failure by the Corporation to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of a Change in Control (or plans providing the Executive with substantially similar benefits), the taking of any action by the Corporation which would adversely affect the Executive’s participation in or materially reduce his or her benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him or her at the time of the Change in Control, or the failure by the Corporation to provide the Executive with the number of paid vacation days to which he or she is then entitled on the basis of years of service with the Corporation in accordance with the normal vacation policy in effect immediately prior to the Change in Control; or

(G) any breach of this Agreement on the part of the Corporation.

(vii) Notice of Termination. A “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

(viii) Date of Termination. “Date of Termination” shall mean the date on which the Executive’s employment terminates. For purposes of this Agreement, with regard to the Executive’s employment, the term “termination” or any form thereof (whether or not capitalized) shall mean a “separation from service” with the Corporation and all persons with whom the Corporation would be considered a single employer under Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”), within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).

2. TERM. Unless sooner terminated as herein provided, the term of this Agreement shall commence on the date hereof and shall continue through January 7, 2017 (the “Termination Date”). It is understood that no amounts or benefits shall be payable under this Agreement unless (i) there shall have been a Change in Control during the term of this Agreement and (ii) the Executive’s employment is terminated at any time during the Effective Period as provided in Section 5 hereof. It is further understood that, except as otherwise provided in the Employment Agreement (as defined in Section 12) while such Employment Agreement is in effect, the Executive shall be deemed an “employee at will” of the Corporation and that the Corporation may terminate the Executive’s employment at any time before or after a Change in Control, subject to the Corporation providing, if required to do so in accordance with the terms hereof, the severance payments and benefits hereinafter specified, which payments and benefits shall only be available if a Change in Control has occurred prior to such termination. Prior to a Change in Control, this Agreement shall terminate immediately if the Executive’s employment with the Corporation is terminated for any reason.

3. SERVICES DURING CERTAIN EVENTS. In the event any person (as that term is used in Section 1(i) above) commences a tender or exchange offer, distributes proxy materials to the Corporation’s shareholders or takes other steps to effect a Change in Control, the Executive agrees he will not voluntarily terminate his employment with the Corporation other than by reason of his retirement at normal retirement age, and will continue to serve as a full-time employee of the Corporation until such efforts to effect a Change in Control are abandoned or terminated or until a Change in Control has occurred.

4. TERMINATION FOLLOWING A CHANGE IN CONTROL. Any termination of the Executive’s employment by the Corporation for Cause, Disability or otherwise or by the Executive for Good Reason, which, in any case, occurs at any time during the Effective Period, shall be communicated by written Notice of Termination to the other party.

5. COMPENSATION UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.

(i) For Cause. If, at any time during the Effective Period, the Executive’s employment shall be terminated for Cause, the Corporation shall pay to the Executive, not later than 30 days following the Date of Termination, his or her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Corporation shall not have any further obligations to the Executive under this Agreement.

(ii) Death or Disability. If, at any time during the Effective Period, the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Corporation shall pay to the Executive or his or her legal representative, not later than 30 days following the Date of Termination, his or her full base salary through the Date of Termination, and the Corporation shall have no further obligation to the Executive or his or her legal representative under this Agreement after the Date of Termination.

(iii) For Good Reason or Without Cause. If the Executive’s employment is terminated at any time during the Effective Period by either: (a) the Corporation for any reason other than for Cause, Disability or death, or (b) by the Executive for Good Reason, the Corporation shall pay to the Executive, not later than 30 days following the Date of Termination:

(A) The Executive’s full base salary through the Date of Termination;

(B) In lieu of any further payments of salary to the Executive after the Date of Termination, notwithstanding any dispute between the Executive and the Corporation as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum cash severance payment (the “Severance Payment”) equal to the sum of (a) the Executive’s base salary at the rate in effect on the Termination Date or, if greater, the

Executive’s base salary in effect on the date of the Change in Control and (b) an amount equal to the Executive’s target bonus opportunity in effect at the Termination Date or, if greater, the Executive’s target bonus opportunity in effect on the date of the Change in Control.

In addition to the payments provided for in (A) and (B) above, if the Executive’s employment is terminated at any time during the Effective Period by either: (a) the Corporation for any reason other than for Cause, Disability or death, or (b) by the Executive for Good Reason, and provided that the Executive timely elects to continue benefits under COBRA, the Corporation shall make available to the Executive and the Executive’s spouse and other dependents (who otherwise qualify for coverage under the Corporation’s programs), for a period of twelve (12) months following such termination of employment, at the same cost such benefits are provided to active full-time employees of the Corporation or any Affiliate of the Corporation (including co-pays, coinsurance and deductibles), all medical, prescription drug, dental and vision benefits provided to such full-time employees.

Notwithstanding any provision contained herein, if, on the Date of Termination, the Executive is a “specified employee” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder and as determined under the Corporation’s policy for determining specified employees, the Severance Payment and any other amount or benefit under this Agreement that is subject to Section 409A of the Code shall not be paid or provided (or commence to be paid or provided) until the first business day of the seventh month following the Date of Termination (or, if earlier, the Executive’s death). The payment made following this postponement period shall include the cumulative amount of any amounts that could not be paid during such period.

(iv) The Executive’s right to receive payments under this Section 5 shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan, agreement or arrangement relating to employee benefits provided by the Corporation.

(v) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(vi) If the payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Corporation or an Affiliate, constitute “parachute payments” within the meaning of Section 280G of the Code, the Corporation or its successor will reduce the Executive’s payments and benefits under this Agreement and/or the other plans and programs maintained by the Corporation so that the Executive’s total payments and benefits under this Agreement and all other plans and programs will be $1.00 less than the amount that would be considered a “parachute payment” but only to the extent that such reduction provides the Executive with a greater after-tax economic value, taking into account all federal, state and local taxes, including any additional tax imposed under Section 4999 of the Code, than payment without such reduction. Any reduction pursuant to this Section 5(vi) shall be made, after consultation with the Executive, in the manner that minimizes the economic loss to the Executive as a result of such reduction and shall be made consistent with the requirements of Section 409A of the Code.

6. NON-COMPETITION; CONFIDENTIALITY

(i) Period. While the Executive is an employee of the Corporation and for a period of one (1) year following the termination of the Executive’s employment for any reason, whether such termination of employment occurs either before or after a Change in Control and whether such termination is by the Corporation or the Executive and whether with or without Cause, the Executive shall not, as a shareholder, member, employee, officer, director, partner, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in Competition with the Corporation (as defined below).

(ii) Competition with the Corporation. For purposes of this Agreement, (A) the words “Competition with the Corporation” shall mean any competition with the Corporation or any business engaged in by the Corporation, and (B) a business or enterprise shall be deemed to be in Competition with the Corporation if it is engaged in any business activity which is the same or comparable to any business activity of the Corporation from time to time during the Executive’s employment with the Corporation in any geographic area of the United States in which the Corporation conducts or has conducted such business. Notwithstanding the foregoing, nothing herein contained shall prevent the Executive from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market.

(iii) Interpretation of Covenant. The Executive agrees and acknowledges that the covenant not to compete set forth in this Section 6 is being granted to the Corporation as an inducement to it to enter into this Agreement with the Executive, and that the Corporation would not be willing to enter into this Agreement unless the Executive agrees to such covenant not to compete. The parties agree that the time period and geographic area of such covenant not to compete are reasonable. In the event that any court determines that the time period or the geographic area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where the covenant not to compete is intended to be effective.

(iv) Prohibition on Disclosure or Use. The Executive shall at all times keep and maintain the confidentiality of all Confidential Information (as defined below), and the Executive shall not, at any time, either during or subsequent to his or her employment with the Corporation, either directly or indirectly, use any Confidential Information for the Executive’s own benefit or divulge, disclose or communicate any Confidential Information to any person or entity in any manner whatsoever, other than (A) to employees or agents of the Corporation having a need to know such Confidential Information and only to the extent necessary to perform their responsibilities on behalf of the Corporation and (B) in the performance of the Executive’s employment duties to the Corporation.

(v) Definition of Confidential Information. “Confidential Information” shall mean any and all information (excluding information in the public domain) related to the business of the Corporation, including without limitation all processes; inventions; trade secrets; computer programs; engineering or technical data, drawings, or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; plans and forecasts; new product information; information concerning suppliers; methods and manner of operations; and information relating to the identity and location of all past, present and prospective customers.

(vi) Non-Solicitation. The Executive agrees that during the period of the Executive’s employment by the Corporation and for a period of two years after the date of termination of such employment for any reason, the Executive will not, either directly or through others, solicit, induce, recruit, or encourage any employee of the Corporation to leave the employment of the Corporation or hire or employee any such employee. The Executive agrees and acknowledges that covenant set forth in this Section 6(vi) is being granted to the Corporation as an inducement to it to enter into this Agreement with the Executive, and that the Corporation would not be willing to enter into this Agreement unless the Executive agrees to such covenant. This Section 6(vi) shall apply whether the Executive is terminated prior to or after a Change in Control, by the Corporation with or without Cause or by the Executive for any reason.

(vii) Equitable Relief. The Executive’s obligations contained in this Section 6 are of special and unique character which gives them a peculiar value to the Corporation, and the Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations. The Executive therefore expressly agrees that, in addition to any other rights or remedies which Corporation may possess, the Corporation shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of said obligations by the Executive. The provisions of this Section 6 shall survive any termination of this Agreement.

(viii) Definition of Corporation. For purposes of this Section 6, all references to the Corporation shall include the Corporation and any Affiliate of the Corporation, or their respective successors or assigns.

7. SUCCESSORS; BINDING AGREEMENT.

(i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation and its subsidiaries to expressly assume and agree to perform this

Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and the Executive shall be entitled to termination for Good Reason and shall receive the payments and benefits described in Section 5(iii) of this Agreement. As used in this Agreement, “Corporation” shall mean the Corporation as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Nothing contained in this Section 7 shall be construed to modify or affect the definition of a “Change in Control” contained in Section 1 hereof.

(ii) This Agreement shall inure to the benefit of and be enforceable by (A) the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and (B) the Corporation and its successors and assigns.

8. ARBITRATION. Any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator shall be final, conclusive and nonappealable and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by both the Corporation and the Executive. In the absence of such approval, each party shall designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and the two persons so designated shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Columbus, Ohio or such other place as may be agreed upon at the time by the parties to the arbitration.

9. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) on the third day after being mailed by United States registered mail, return receipt requested, postage prepaid, or (ii) on the following day if sent by a nationally registered overnight courier service, addressed in the case of the Executive, to

Dennis Eckols

(address on record at the Corporation)

and in the case of the Corporation, to the principal executive offices of the Corporation, provided that all notices to the Corporation shall be directed to the attention of the Corporation’s Chief Executive Officer with copies to the Secretary of the Corporation and to its Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.

11. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

12. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings, and agreements between them, including, without limitation, any change in control agreement previously in effect between the Executive and the Corporation. The Executive and the Corporation are parties to a Key Employee Agreement, dated March 10, 2011 (as such agreement hereafter may be amended or superseded from time to time, the “Employment Agreement”), which is not intended to be amended or superseded by this Agreement except as otherwise provided in this Section 12. Anything contained in this Agreement or the Employment Agreement to the contrary notwithstanding, in the event that the Executive’s employment with the Corporation terminates for any reason after a Change in Control and, as a result of such termination, the Executive is entitled to severance compensation and related benefits pursuant to the terms of this Agreement, the Executive will be paid the severance compensation and related benefits provided for in this Agreement in lieu of any severance benefits or payments that otherwise would be payable to the Executive pursuant to the terms of the Employment Agreement; provided, however, that all other provisions of the Employment Agreement that are intended to survive any termination of the Executive’s employment with the Corporation, including the provisions of Section 4 thereof, shall remain in full force and effect following such termination of employment. In addition, nothing in this Agreement or the Employment Agreement shall be deemed to amend, modify, supersede or terminate (i) that certain Confidentiality and Inventions Agreement between the Executive and the Corporation, as the same may be amended from time to time and which shall survive any termination of this Agreement or the Employment Agreement or (ii) any agreement between the Executive and the Corporation setting forth the terms and conditions of restricted stock units or other equity awards granted to the Executive by the Corporation.

13. SECTION 409A OF THE CODE. This Agreement is intended, and shall be construed and interpreted, to the extent practicable, to avoid imposition on the Executive of income and additional tax and interest pursuant to Code Section 409A and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Corporation or the Board shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date and year first above written.

R. G. BARRY CORPORATION

/s/ Greg Tunney
By: Greg Tunney
Title: President, CEO

/s/ Dennis Eckols
By: Dennis Eckols